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Exhibit 5.1

Opinion of Christopher Reitz, Esq.

July 12, 2002

Aquila, Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 of Aquila, Inc. (the "Company") to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 2,641,369 shares of the Company's common stock, par value $1.00 per share, to be issued to eligible participants in accordance with the terms of the Aquila, Inc. 2001 Omnibus Incentive Plan, and 9,000,000 shares of the Company's common stock, par value $1.00 per share, to be issued to eligible participants in accordance with the terms of the Aquila, Inc. 2002 Omnibus Incentive Plan (such shares shall hereafter be referred to collectively as the "Shares", and such plans shall hereafter be referred to collectively as the "Plans").

        I am familiar with the proceedings to date with respect to such proposed issuance and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

        Based upon the foregoing, it is my opinion that the Shares to be issued by the Company in accordance with the Plans have been duly authorized for issuance, and, will be, when issued, delivered and paid for pursuant to the terms and conditions set forth in the applicable Plans, will be legally issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ CHRISTOPHER REITZ Christopher Reitz, Esq.

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  Exhibit 5.1
Opinion of Christopher Reitz, Esq. July 12, 2002